Exhibit 99.1

Adopted: __________, 2021

AUDIT COMMITTEE CHARTER

OF

ACCRETION ACQUISITION CORP.

Purpose

The purpose of the Audit Committee (the “Audit Committee”) of the Board of Directors (“Board”) of Accretion Acquisition Corp. (the “Company”) is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements.

Membership

The Audit Committee shall consist of no fewer than three members of the Board, absent a temporary vacancy. The Audit Committee shall meet the “Audit Committee Requirements” of The Nasdaq Stock Market, LLC and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Audit Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have financial sophistication.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be removed by the Board at any time with or without cause.

Structure

There shall be a Chairman of the Audit Committee which shall also be appointed by the Board. The Chairman of the Audit Committee shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. He or she shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him or her by the Audit Committee or the Board.

The Audit Committee may create one or more subcommittees, each subcommittee to consist of one or more members of the Audit Committee, and delegate to a subcommittee any or all of the powers and authority of the Audit Committee.

Meetings and Operations

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet at the call of the Chairman or a majority of its members. The Audit Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

A majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Audit Committee may act by unanimous written consent of all members in lieu of a meeting. The Audit Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the Chairman, and designation of a secretary. The secretary need not be a member of the Audit Committee and shall attend Audit Committee meetings and prepare minutes. The Secretary of the Company shall be the Secretary of the Audit Committee unless the Audit Committee designates otherwise. The Audit Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Audit Committee minutes if requested.

The Chairman of the Audit Committee shall be responsible for leadership of the Audit Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Audit Committee meetings, making Audit Committee assignments, and reporting the Audit Committee’s actions to the Board. Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Audit Committee at the meeting.

If at any time during the exercise of his or her duties on behalf of the Audit Committee, an Audit Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Audit Committee, such Audit Committee member shall abstain from participation, discussion, and resolution of the instant issue, and the remaining members of the Audit Committee shall advise the Board of their recommendation on such issue. The Audit Committee shall be able to make determinations and recommendations even if only one Audit Committee member is free from conflicts of interest on a particular issue.

Authority and Responsibilities

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

The Audit Committee shall:

Independent Auditor

1.      Have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

2.      Pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

3.      Meet with the independent auditor prior to the audit to review the scope, planning, and staffing of the audit.

Financial Statement and Disclosure Matters

4.      Review and discuss with management and the independent auditor the annual audit report, the financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in the Company’s Annual Report on Form 10-K, and recommend to the Board whether the audited financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K).

5.      Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

6.      Discuss with management and the independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

a.	any significant changes in the Company’s selection or application of accounting principles;

b.	the Company’s critical accounting policies and practices;

c.	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;

d.	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and

e.	any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.      Discuss with management and independent auditor and, prior to issuance, review and approve the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance to be included in such releases and provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

8.      Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

9.      Review and discuss with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.   Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.    Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Form 10-K and Form 10-Qs about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

12.    Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

Oversight of the Company’s Relationship with the Independent Auditor

13.    At least annually, obtain and review a report from the independent auditor, consistent with the rules of the Public Company Accounting Oversight Board, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14.    Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15.    Oversee the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

16.    Be available to the independent auditor during the year for consultation purposes.

Compliance Oversight Responsibilities

17.    Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

18.    Review and approve all related-party transactions.

19.    Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

20.    Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies. Review requests for waivers under the Code of Ethics sought with respect to any executive officer or director. Review annually with the Chairman of the Board or outside counsel, as appropriate, the scope, implementation and effectiveness of the ethics and compliance program, and any significant deviations by officers and employees from the Code of Ethics or other compliance policies, and other matters pertaining to the integrity of management.

21.    Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

22.   Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

23.    Review and approve all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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